UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

           Date of Report (Date of earliest reported): August 23, 2004

                          CORRIDOR COMMUNICATIONS CORP.
               (Exact name of registrant as specified in charter)

                               Amnis Systems Inc.
                           (Former name of registrant)



       Delaware                    000-29645                   94-3402831
(State or other jurisdiction      (Commission                 (IRS Employer
    of incorporation)             File Number)               Identification No.)


             1235 Pear Ave. Ste 109, Mountain View California 94043
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (650) 961-5707

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Item 1.01 Entry into a Material Definitive Agreement

Acquisition

On August 25, 2004, Corridor Communications Corp., a Delaware corporation (the "Company"), closed an Asset Purchase Agreement (the "Agreement") with Eagle West Communications, Inc. ("Eagle West"), a Nevada company, whereby the Company acquired all of the assets of Eagle West for a purchase price of $1,700,000. Eagle West acquired the assets from Eagle West, LLC, a Kansas limited liability company ("Eagle LLC"), which had filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona on February 18, 2003. On May 12, 2004, the Bankruptcy Court granted Eagle LLC the authority to proceed with the sale of its assets to Eagle West. The transaction was funded by utilizing cash generated from the sale of the Company's preferred stock in connection with a private placement recently finalized by the Company and a promissory note entered by the Company in the amount of $300,000 on August 20, 2004. The Company did not assume any liabilities of Eagle West. Eagle West, Eagle LLC and their respective affiliates are unrelated parties to the Company and its affiliates, and the purchase price was determined by arms-length negotiations.

Business Summary

Overview

The assets purchased from Eagle West consist of cable television systems serving communities in Arizona, Nevada and New Mexico (the "Eagle West System"). The Eagle West System is a service that delivers multiple channels of television programming to subscribers who pay a monthly fee for the services they receive. The Eagle West System consists of a network of coaxial optic cable in which channels are delivered to the subscribers' television sets. With this acquisition, we intend to overlay our wireless Internet service onto the Eagle West System.

The Eagle West System has constructed and operated pursuant to non-exclusive franchises awarded by local and state governmental authorities for specified periods of time. The Eagle West System offers varying levels of service which may include, among other programming, local broadcast network affiliates and independent television stations, certain other news, information and entertainment channels such as CNN, CNBC, ESPN, and MTV, and certain premium services such as HBO, Showtime, The Movie Channel, Starz and Cinemax.

The Eagle West System's revenues are derived principally from monthly fees paid by subscribers. In addition to recurring subscriber revenues, the Eagle West System derives revenues from the sales of pay-per-view movies and events, from the sale of advertising time on advertiser supported programming and from installation charges. Certain services and equipment provided by substantially all of our cable television systems are subject to regulation.

As of June 30, 2004, the Eagle West System served approximately 7,200 subscribers, throughout Arizona, Nevada and New Mexico.

Future Development

The Company intends to develop the Eagle West System in order to provide cable television up to 550 Hz (90 channels with a future 400 channels of digital compressed video) but also fiber optic capacity to expand into high-speed data, telephone and Internet access. The fiber optic network will support Video, Audio, Voice, High-speed data and Internets services. To install the communications network we will use existing utility poles and install cable underground where available, to reach all of the required service areas. To provide Voice service the system will require 90-volt power supplies to provide ringer voltage to customers. "Standby" power supplies will automatically provide generated and battery power to the system for several hours in the event of commercial power interruptions.

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We intend to provide our Wireless Internet Service to the Eagle West System
customers as well. The speed of our Wireless Internet Service (actual bandwidth to and from the computer) is comparable to most DSL and cable services (approximately 384k to 768k). We will provide a variety of different services for home or business users as well as access for users that are "just passing through". In addition to providing Internet access, we will also provide use of email accounts and a web site which varies in size from 5MB to 15MB. The cost of Internet access will range from $29.95 per month to $79.95 per month. We will also provides daily and weekly rates. We will also sell WiFi adapters, which allow any standard computers to access its WiFi network.

Subscriber Rates and Services; Marketing and Sales

The Eagle West System offers a package of services, generally marketed as "Family Cable", which includes, among other programming, certain other news, information and entertainment channels such as CNN, CNBC, ESPN and MTV. For additional charges, our cable television systems provide certain premium services such as HBO, Showtime, The Movie Channel, Starz and Cinemax, which may be purchased either individually or in combinations or in tiers.

In addition, the Eagle West System offers a basic package which includes broadcast network local affiliates and public, educational or governmental channels and certain leased access channels.

Eagle West Systems sales efforts are primarily directed toward increasing penetration and revenues in its franchise areas. It markets its cable television services through in-person selling, as well as telemarketing, direct mail advertising, promotional campaigns and local media and newspaper advertising.

System Capacity

The system includes 27 city and county franchises with 850 miles of active cable plant in Arizona and 160 miles in Nevada. The combined cable plant has over 45,000 active passings with 7,200 current subscribers. The City of Mesa has 80 additional miles of conduit not yet activated in new subdivisions.

Programming

Adequate programming is available to the cable television systems from a variety of sources. Program suppliers' compensation is typically a fixed, per subscriber monthly fee based, in most cases, either on the total number of subscribers of the cable television systems and certain of its affiliates, or on the number of subscribers subscribing to the particular service. The programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to most subscribers, increased costs to produce or purchase cable programming and other factors.

Competition

The Eagle West System competes with a variety of other television programming delivery systems, including broadcast television signals available to homes within our market by over-the-air reception. We compte with DirecTv, Dish Net work and in Mesa, New Mexico, Casa Grande, Arizona and Boulder, Nevada with Cox Cable.

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Franchises

The cable television systems are operated primarily in Arizona, New Mexico and Nevada under non-exclusive franchise agreements with state or municipal franchising authorities. Franchise authorities generally charge a franchise fee equal to our percentage of our revenues that are derived from the operation of the system within such locality. As permitted by law, these fees are generally collected from subscribers and remitted to the local franchising authority.

Franchise agreements are usually for a term of ten to fifteen years from the date of grant, although some renewals have been for shorter terms, generally between five and ten years in length. Some of the franchises grant us an option to renew upon expiration of the initial term.

In situations where franchises have expired or not been renewed, we operate under temporary authority granted by the state cable television regulatory agencies, while negotiating renewal terms with franchising authorities. The Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992 provide significant procedural protections for cable operators seeking renewal of their franchises. In connection with a renewal, a franchise authority may impose different and more stringent terms.

Franchises usually require the consent of franchising authorities prior to the sale, assignment, transfer or change in ownership or control. Federal law generally provides localities with 120 days to consider such requests.

Government Regulation

The Eagle West System is regulated under congressionally imposed uniform national guidelines, first set in the Cable Communications Policy Act of 1984 and amended by the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996.

This federal legislation authorizes states or localities to franchise cable television systems but sets limits on their franchising powers. It sets a ceiling on cities and other communities imposing franchise fees of not more than 5% of gross revenues from the provision of cable services. It prohibits localities from requiring cable operators to carry specific programming services, and protects cable operators in seeking franchise renewals by limiting the factors a locality may consider and requiring a due process hearing before denial of renewal. Franchising authorities are prohibited from granting an exclusive cable franchise and cannot unreasonably refuse to award an additional franchise to compete with an existing franchisor.

Localities may require free access to public, educational or governmental channels on our systems. We must make a limited number of commercial leased access channels available for potentially competitive video services. Federal law prohibits obscene programming and requires us to sell or lease devices to block programming considered offensive by a customer.

Federal law requires us to establish a "basic service" package consisting, at a minimum, of all local broadcast signals that we choose to carry, as well as all public, educational and governmental access programming carried by our systems.

The rates for our basic service package are subject to regulation by local franchising authorities. Local municipalities or state cable television regulators may also regulate the rates we charge for the installation and lease of the equipment used by subscribers to receive the basic service package, including equipment that may also be used to receive other packages of programming, and the installation and monthly use of connections for additional television sets.

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Employees

As of June 30, 2004, Eagle West had approximately 20 employees. We believe that our relationships with our employees are good. Our employees are not represented by a labor union and we consider our relations with our employees to be good.



Item 9.01 Financial Statements and Exhibits

(a)   Financial Statements of businesses acquired.

      Audited Financial Statements of Eagle West Communications, Inc., a Nevada corporation, for the years ended December 31, 2003 and December 31, 2002. (to be filed by amendment)

      Unaudited Financial Statements of Eagle West Communications, Inc., a Nevada corporation, for the six months ended June 30, 2004. (to be filed by amendment)

(b)   Proforma Financial Information

      Proforma Financial Information. (to be filed by amendment)

(c)   Exhibits.

Exhibit No. Description

10.1 Asset Purchase Agreement dated August 16, 2004 entered between the Company and Eagle West Communications, Inc.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          CORRIDOR COMMUNICATIONS CORP.

Date: August  27, 2004          /s/J. Michael Heil
                                   J. Michael Heil,
                                   Chief Executive Officer